CHEMBIO TO PRESENT AT THE BENCHMARK MICRO CAP DISCOVERY CONFERENCE

Webcast of Presentation Thursday November 29 at 8:40 am Central Time

MEDFORD, N.Y (November 28, 2012) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, announced that Lawrence Siebert, Chief Executive Officer, will present a Company overview at the Benchmark Company Micro Cap Discovery Conference on Thursday, November 29, 2012 at 8:40 a.m. CT (9:40 a.m. ET). The conference is being held at the InterContinental Milwaukee in Milwaukee, Wisconsin.

The audio portion of the presentation will be webcasted at http://www.media-server.com/m/s/2x55hgv7/lan/en  which may also be accessed through the Company's website http://chembio.com/investors/investor-relations/  where a copy of the Company presentation may also be viewed and/or downloaded.  The audio recording of the presentation will be archived on the Company's website for approximately 30 days following the conclusion of the presentation Investors will also have   one-on-one meetings at the conference with Chembio as arranged through their Benchmark representative.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.
Further information may be found at Chembio’s web site www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR
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